Exhibit 99.1

Gain Therapeutics Presents Preclinical GT-02287 Data at Neuroscience 2024

GT-02287 Demonstrates Disease Modifying Capacity in Both GBA1 and Idiopathic Parkinson’s Disease Models

GT-02287 Improves Mitochondrial Function and Provides Neuroprotective Effect in GBA1-Parkinson’s Disease Models

GT-02287 Prevents Tau Accumulation in a Cellular Model

BETHESDA, Md., October 7, 2024 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today announced the presentation of new evidence supporting the disease-modifying activity of GT-02287 in preclinical animal models of both GBA-1 and idiopathic Parkinson’s disease during a late-breaker poster session yesterday at the Society for Neuroscience (SfN) 2024 conference that is being held October 5-9 in Chicago, IL. In animal models of GBA-1 and idiopathic Parkinson’s disease, rescue of motor and cognitive function associated with administration of GT-02287 was observed to be persistent upon wash out of GT-02287 without significant effect in performance for more than a week following discontinuation when compared to the animals in which treatment was continued.

Another presentation for GT-02287 yesterday described its association with improved mitochondrial function and neuroprotection in GBA1-Parkinson’s disease models.

Finally, a second late-breaker was presented describing the reduction in Tau accumulation associated with GT-02287 in both GBA-1 mutation and wild type cell lines, suggesting GT-02287 may have broader potential as a treatment for tauopathies such as Alzheimer’s disease.

“The robust preclinical development dossier for GT-02287 presented further strengthen our belief that GT-02287 has the potential to be a disease-modifying therapy for people suffering from Parkinson’s disease. The data demonstrate rescue of motor deficit and prevention of development of deficits in cognition which persisted even once the compound was removed. Moreover, GT-02287 demonstrated a positive effect on mitochondrial health as well as on lysosomal health which further demonstrates that the molecule acts throughout the disease cascade resulting from dysfunction of the lysosomal enzyme glucocerebrosidase (GCase), which GT-02287 was designed to target. Additionally, GT-02287 prevented Tau accumulation in human cellular models which demonstrates its potential to be a treatment for Alzheimer’s disease and other tauopathies,” commented Joanne Taylor, Ph.D., Senior Vice President of Research at Gain

“The preservation of motor and cognitive improvement in animal models of Parkinson’s disease associated with GT-02287 after its discontinuation coupled with the neuroprotective effects after delayed administration support the potential of GT-02287 to slow or stop the progression of Parkinson’s disease,” said Gene Mack, Interim CEO and CFO of Gain Therapeutics. “The potential of GCase as a therapeutic target beyond Parkinson’s Disease is an encouraging finding that we can incorporate into our future development plans for GT-02287.”

The late-breaking poster titled, “GT-02287, a clinical stage GCase regulator, demonstrates disease modifying capacity in both GBA1 and idiopathic Parkinson’s disease models,” was presented on-site October 6 at 3pm CT. In animal models of both GBA1 and idiopathic Parkinson’s disease, GT-02287 was administered after a clinical phenotype was established and then withdrawn from half the animals for more than one week prior to conclusion of the study. Neuromuscular function, motor coordination, and activities of daily living/cognition were measured in wire hang, beam walk, and nest building tests, respectively, throughout the study. GT-02287 was shown to rescue deficits in neuromuscular function and motor coordination in both models as well as to prevent the development of deficits in cognition and activities of daily living. Notably, withdrawal of GT-02287 for more than one week did not significantly affect performance in any of the tests, suggesting a disease modifying effect.

The poster titled, “GT-02287, a clinical stage GCase regulator, improves mitochondrial function and provides a neuroprotective effect in GBA1-Parkinson's disease models,” was presented on-site October 6 at 10am CT. In an in vitro model - in which cultured rat mesencephalic dopaminergic neurons were treated with conduritol beta epoxide (CBE) to cause partial knockdown of GCase activity comparable to that seen in PD patients carrying heterozygous GBA1 mutations (GBA1 is the gene encoding GCase)- treatment with GT-02287 reduced the level of mitochondrial reactive oxygen species (ROS) as well as ameliorating lysosomal pathology, reducing α-synuclein aggregation, and providing a neuroprotective effect. In an in vivo model in which mice were subjected to toxic insult by CBE and injection of α-synuclein preformed fibrils (PFFs) into the striatum – delayed administration of GT-02287 reduced levels of mitochondrial protein Miro1, an important maker for mitophagy; aggregated α-synuclein and plasma neurofilament light chain (NfL), a marker of neurodegeneration; as well as completely restoring motor function to control levels.

The late-breaking poster titled, “GT-02287, a GCase modulator and Gain Therapeutics’ PD drug candidate prevents Tau accumulation in a cellular model,” was presented on-site October 6 at 1pm CT. Lysosomal Tau accumulation was quantified in human fibroblasts, carrying either the L444P mutant or wild-type (WT) GBA engineered to express labelled Tau protein, at basal conditions as well in the presence of Alzheimer’s brain-derived Tau seeds. Basal and seed-induced Tau accumulation was significantly higher in Tau-GBA L444P cells, which express defective GCase, compared to Tau WT GBA cells. Treatment with GT-02287 reduced Tau accumulation in both cells carrying the L444P GBA mutation and those carrying wild-type GBA, demonstrating GT-02287’s potential as a disease-modifying treatment for Alzheimer’s disease and other tauopathies. This work was carried out in collaboration with scientists in the group of Professor Paolo Paganetti at the Laboratories for Translational Research of the Ente Ospedaliero Cantonale (LRT-EOC) in Bellinzona, Switzerland. This study was conducted under the support of an Innosuisse-Swiss Innovation Agency grant with the LRT-EOC and the Università della Svizzera italiana-affiliated Institute for Research in Biomedicine in Bellinzona, Switzerland.

PDFs of the posters presented at Neuroscience 2024 are available on the Science and Technology section of the Company’s website at https://gaintherapeutics.com/science-and-technology/posters.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric protein modulator that restores the function of the lysosomal protein enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors. In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced aggregated α-synuclein, neuroinflammation and neuronal death, increased dopamine levels and improved motor function and cognitive performance. Additionally, GT-02287 significantly reduced plasma neurofilament light chain (NfL) levels, an emerging biomarker for neurodegeneration.

Compelling preclinical data in mouse models of GBA1-PD, including that presented at FENS Forum 2024 in June describing improvement in cognitive performance in addition to motor performance after administration of GT-02287, suggests that GT-02287 may have the potential to slow the progression of Parkinson’s disease.

Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation. Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma exposure in the projected therapeutic range, CNS exposure, and target engagement and modulation of GCase enzyme.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks associated with market conditions and the satisfaction of customary closing conditions related to the offering and uncertainties related to the offerings and the use of proceeds from the offerings. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s prospectus supplement to be filed with the SEC, and the documents incorporated by reference therein, including the Company’s Form 10-K for the year ended December 31, 2023 and Form 10-Q for the quarter ended June 30, 2024.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Apaar Jammu and Chuck Padala

ajammu@gaintherapeutics.com

chuck@lifesciadvisors.com

Media Contacts:

Russo Partners

Nic Johnson and Elio Ambrosio

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elio.ambrosio@russopartnersllc.com

(760) 846-9256